Exhibit 99.1

ASX Announcement

12 December 2024

Coronado’s Mammoth Underground Mine to Open

Coronado Global Resources Inc. (ASX: CRN; Coronado, or the Company) announces that its wholly owned subsidiary Coronado Curragh Pty Ltd has received relevant regulatory approvals required to commence underground mining operations, known as the Mammoth Underground Mine, or Mammoth; at its Curragh Mining Complex, which currently comprises two open cut mines (Curragh North and Curragh South) at Blackwater in Queensland’s Bowen Basin.

Situated at the southern end of the Curragh North pit, Mammoth is scheduled to deliver an enhancement to the current Curragh Mining Complex operations with a bord and pillar underground operation. The cutting of first coal is scheduled for Thursday 19 December, 2024, and will mark the official opening of Mammoth.

Coronado’s Chief Executive Officer, Douglas Thompson, said the opening of Mammoth will be an exciting step for Coronado, its shareholders and Queensland mining. He said “It will mark our first foray into underground mining in Australia and underpins our strategy of delivering organic growth to increase production and lower costs. We have combined our well-established expertise and heritage in underground mining from our U.S. operations with industry leading local partnerships to deliver this mine. Mammoth is expected to continue our strong track record of realising value from our existing assets.” Mr Thompson added that Coronado was grateful for the support of the Queensland Government which had worked collaboratively with the project team on the approvals required to reach this important milestone.

This announcement was authorised for release to the ASX by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Chantelle Essa	Helen McCombie
Vice President Investor Relations	Sodali & Co
P: +61 477 949 261	P: +61 411 756 248
E: cessa@coronadoglobal.com	E: helen.mccombie@sodali.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com